BLUCORA ANNOUNCES NEW MANAGEMENT TEAM MEMBERS
Curtis Campbell Named President of TaxAct
Michael Hogan Joins as President of Tax-Smart Innovation
Bob Oros, CEO of HD Vest Announces Intent to Resign

IRVING, Texas, Oct. 31, 2018 - Blucora (NASDAQ: BCOR), a leading provider of tax-smart financial solutions that empower people’s goals, today announced two new additions to the company’s management team. Curtis Campbell has been named as President of TaxAct, while a newly created position, President of Tax-Smart Innovation, will be pioneered by Mike Hogan. Both Curtis and Mike join Blucora’s new Chief Human Resources Officer, Tran Taylor, who joined the company on October 15, in adding new depth and talent to the Blucora management team.

As he joins TaxAct, Campbell brings more than 20 years of technology industry experience.  Most recently as the Managing Vice President for Capital One’s Consumer Auto business division where he was responsible for setting businesses vison and strategy, while delivering exceptional experiences for consumers and dealers.  Prior to Capital One, Campbell served in a variety of executive roles at Intuit, including leading Product, Innovation, Strategy and Analytics in the tax space. Prior to Intuit, Campbell held several positions of increasing responsibility at Amazon Web Services, Dell and HP. Under his leadership, Amazon Web Services launched over 200 new services, helping to make Amazon the top provider of cloud services worldwide.

Mike Hogan joins the team as the first ever President of Tax-Smart Innovation. In this role Hogan will be responsible for driving the company’s cross-platform vision and strategy for innovation, including how to best capitalize on the significant tax-smart opportunities seen ahead. This includes enabling advisors to more systematically and easily capture tax alpha for end clients, and growing our BluPrintTM platform, which combines our proprietary financial assessment, identifying ways to improve customers’ financial health, with actionable steps and partners. Most recently with GameStop, where he was Executive Vice President of Strategic Business and Brand Development, Hogan helped transform the company to a diversified retail business to include digital gaming, technology brands and licensed collectibles. His career also includes having held senior management roles at Dean Foods as the Chief Marketing Officer and Frito-Lay as Vice President of U.S. and then International Marketing.

Todd Mackay, currently EVP and General Manager of TaxAct, will be named interim CEO of HD Vest Financial Services following Bob Oros’ decision to leave his position for personal reasons in order to be closer to his family. The transition is expected to occur on November 15, 2018, pending the associated regulatory certifications and filings being complete. Mr. Oros has agreed to remain with the company in a consulting role until March 2019 as a search for a replacement is conducted. Mackay, in his most recent role, has been leading the TaxAct business in preparation for the 2018 tax season and future growth. During his time with Blucora, he has also led corporate development and M&A efforts, including those that brought HD Vest into the Blucora family. Mackay led the initiatives to expand third party partnerships in both TaxAct and HD Vest which, in addition to his accomplished background leading growth oriented financial and fintech businesses, makes him ideal to take the helm of HD Vest in the interim.  Notably, during his long tenure with E*TRADE, he held a number of executive positions including EVP of Strategy and Corporate Development, Corporate Treasurer and EVP in charge of E*TRADE’s Asian broker dealer business.  He has also served on the board of directors of both private and public broker dealers outside of the United States.

“The additions we’ve announced today, on the heels of welcoming Tran Taylor as our Chief Human Resources Officer, continue to show Blucora as a destination for top talent. With their combined experiences we’re well positioned to continue our growth trajectory as we transform these two great companies for our customers and continue to challenge the industry with tax-smart innovation,” said John Clendening, President and Chief Executive Officer of Blucora. “I’m very pleased to welcome Curtis and Mike to the Blucora team, while at the same time wishing Bob well on his next chapter.”

About Blucora®
Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, pioneering tax-smart financial solutions that empower people’s goals. Blucora operates through two primary businesses, HD Vest, the No.1 tax-focused broker-dealer with $45 billion in total client assets as of June 30, 2018, and TaxAct, the No. 3 tax preparation software by market share with approximately 4 million consumer and professional users. With integrated tax and wealth management, Blucora is uniquely positioned to provide better long-term outcomes for customers with holistic, tax-advantaged solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Contact:
Bill Michalek
Blucora Investor Relations
(972) 870-6463
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